SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2005

DIVIDEND CAPITAL TRUST INC.

Maryland	000-50724	82-0538520
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

518 17th Street, Suite 1700

Denver, CO 80202

(Address of principal executive offices)

(303) 228-2200

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Acquisition or Disposition of Assets

Merger with Cabot Industrial Value Fund

On June 22, 2005, we filed a Form 8-K with regard to our entry into an agreement dated June 17, 2005 (the “Agreement”) with Cabot Industrial Value Fund, Inc., an unrelated, privately held third party (“Cabot”), to acquire by merger all of the outstanding shares of Cabot’s common stock.

Pursuant to the Agreement, on July 21, 2005, we completed the aforementioned merger thereby acquiring an approximate 87% interest, through our ownership of Cabot, in a portfolio of properties valued at approximately $695.3 million.  The portfolio consists of 105 industrial buildings located in 12 markets throughout the United States and comprises 11.7 million rentable square feet.  We completed the merger for a total expected investment of approximately $607.5 million, which includes an acquisition fee of approximately $5.6 million that is payable to Dividend Capital Advisors LLC (our advisor), and was paid using net proceeds from our public offering, proceeds from the issuance of new debt, draws on our secured revolving credit facility and the assumption of existing debt.

The total consideration for the merger was determined through negotiations between Cabot and our advisor. The total consideration may increase by additional costs which have not yet been finally determined. We expect any additional costs to be immaterial.

Item 9.01 Financial Statements and Exhibits.

To be filed by amendment. Pursuant to Item 9.01 of Form 8-K, the registrant hereby undertakes to file financial statements filed in response to this item on an amendment to the Current Report on Form 8-K within 75 days from the date of acquisition.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DIVIDEND CAPITAL TRUST INC.

July 26, 2005
	By:	/s/	Evan H. Zucker
Evan H. Zucker
Chief Executive Officer